Exhibit 99.1

NEWS RELEASE—for immediate release

Alexza Pharmaceuticals Announces Management Promotions

Mountain View, California – April 29, 2015 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced two management promotions. Dr. Edwin S. Kamemoto has been promoted to the newly created position of Executive Vice President, R&D and Quality. In this new role, Dr. Kamemoto will be responsible for research and development, regulatory affairs, clinical research, pharmacovigilance, and the quality functions at Alexza. Dr. Lori H. Takahashi has been promoted to the newly created position of Vice President, Pharmaceutical R&D and Quality. In this new role, Dr. Takahashi will be responsible for product research and development, toxicology, pharmacokinetics/ADME (PK/ADME), analytical development, and day-to-day leadership of the quality functions at Alexza.

•	Edwin S. Kamemoto, PhD, has served as Alexza’s Senior Vice President, Regulatory Affairs since 2014. Dr. Kamemoto joined Alexza in 2006 as Associate Director, Regulatory Affairs, and was promoted to Director, Regulatory Affairs in 2007, to Senior Director, Regulatory Affairs in 2008, to Executive Director, Regulatory Affairs in 2010, and to Vice President, Regulatory Affairs in 2012. From 2004 to 2006, Dr. Kamemoto was a consultant for CATO Research, a contract research organization. From 1995 to 2004, he held various scientific and regulatory affairs managerial positions at Nektar Therapeutics. He also held previous scientific-related positions at Collagen Corporation/Celtrix Pharmaceuticals and Glycomed. Dr. Kamemoto received a PhD in biochemistry from UCLA, completed a postdoctoral fellowship in the Department of Pharmacology at Stanford University, and received a BS in chemistry and biology from University of Hawaii.

•	Lori H. Takahashi, PhD, has served as Alexza’s Executive Director, Non-Clinical R&D, where she was in charge of product R&D, toxicology, PK/ADME, and analytical development. Dr. Takahashi joined Alexza in 2005 as Senior Director, PK/ADME & Analytical Development. Previous to Alexza, Dr. Takahashi was the Director of Drug Metabolism at Gilead Sciences, Inc. from 2003 to 2004 and, prior to that position, headed the PK/ADME group for Elan Pharmaceuticals, Inc. from 2001 to 2003. She also served as a Staff Scientist I, II, Senior Scientist and Research Fellow for the Affymax Research Institute (wholly-owned subsidiary of Glaxo Wellcome) from 1994 to 2001. Dr. Takahashi holds a PhD in chemistry from Texas A&M University and M and BS degrees in chemistry from San Jose State University.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE®, Alexza’s first commercial product, is based on the Staccato system and has been approved for sale by the U.S. Food and Drug Administration, the European Commission, and in eight Latin American countries. ADASUVE is currently being marketed in thirteen EU member countries, the United States, and one country in Latin America.

Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the United States. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States countries.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information, please visit www.alexza.com.

CONTACT:	Ana Kapor
Senior Director, Investor Relations and Corporate Communications 650.944.7906
akapor@alexza.com